Exhibit 99.1

For Immediate Release	Contacts:

Rich Jeffers
678-942-7596
rjeffers@netbank.com

Matthew Shepherd
678-942-2683
mshepherd@netbank.com

NetBank Sells ATM and Merchant Servicing Operation

Acquirer pays $18.0 million for unit’s principal operating assets
And assumes management effective Tuesday, May 1, 2007

ATLANTA (May 1, 2007) — NetBank, Inc. (Nasdaq:NTBK), parent company of NetBank (www.netbank.com), an online financial services provider and national prime mortgage lender, today announced a transaction involving NetBank’s ATM and merchant servicing operation. NetBank Payment Systems sold its principal operating assets and net working capital yesterday to PAI ATM Services, LLC, a subsidiary of Payment Alliance International, Inc. (“PAI”). The assets consisted primarily of servicing contracts on more than 8,500 ATMs nationwide. The sales price for the assets totaled $18.0 million, resulting in initial cash proceeds of $16.5 million after adjustment for the estimated book value of the net working capital acquired.

NetBank was carrying the assets on its balance sheet at a higher value than the sales price. The bank will therefore record an additional impairment charge of approximately $2.0 million to bring the book value of the assets into line with the sales price. It is important to note that the ATM servicing contracts were recognized on the bank’s balance sheet as intangible assets. Through the sale, the bank monetized them and thus converted them from an intangible into a tangible. This means the bulk of the cash proceeds represents new tangible capital that management can put to work in additional asset growth at the bank or other cost-saving initiatives. It also directly increases the company’s overall tangible book value.

“We mentioned several months ago our intention to sell this operation as part of our larger corporate reorganization effort,” said Steven F. Herbert, Chief Executive Officer (“CEO”), NetBank, Inc. “We said then that the operation was well managed and had real value. But, it simply did not fit in with our core banking and mortgage focus. It required significant capital to operate and therefore represented a strain or distraction on our resources.

“The deal with PAI is a win-win proposition,” Herbert concluded. “PAI will be able to invest more in the operation and preserve the jobs of the talented team we had in place. In turn, we have generated significant new tangible capital. This money will prove important in our effort to maintain proper regulatory capital ratios and to protect shareholder value as we fight to get the company back on track financially through further restructuring or other alternatives.”

“This acquisition marks another important step in the growth and development of our company,” said John J. Leehy, III, CEO, PAI. “The employees at NetBank Payment Systems are highly qualified and have extensive experience in the ATM industry. The group also catered to an attractive base of merchant customers that fits in well with our company’s strategic focus and long-term objectives. We look forward to deepening the relationship with these customers over time through the addition of value-added services and solutions.”

NetBank did not convey the NetBank Payment Systems name in the deal. PAI will operate the machines under the PAI ATM services name. PAI will re-brand the machines currently bearing the NetBank logo over the next 18 months. NetBank plans to honor its waiver of surcharges on these machines for its banking customers during the re-branding period.

About NetBank, Inc.

NetBank, Inc. (Nasdaq:NTBK) is a financial holding company that operates a family of businesses focused primarily on consumer and small business banking, as well as conforming mortgage lending. The company’s businesses have a shared value proposition of providing consumers in select markets an attractive combination of price, service and experience through skilled associates and advanced technology systems. Retail brands include NetBank and Market Street Mortgage. For more information, please visit www.netbankinc.com.

NTBK-F

###